Exhibit 5.1

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June 1, 2006

Cogent Communications Group, Inc.
1015 31st Street N.W.
Washington, D.C. 20007

Re:   Cogent Communications Group, Inc.; 10,350,000 Shares of Common Stock,
Par Value $0.001 Per Share

Ladies and Gentlemen:

We have acted as counsel to Cogent Communications Group, Inc., a Delaware corporation (the “Company”) in connection with the sale on the date hereof by the Company of 4,350,000 shares (the “Company Shares”) of common stock of the Company, par value $0.001 per share (the “Common Stock”) and by the Selling Stockholders (as defined below) of 6,000,000 shares (the “Stockholder Shares”) of Common Stock, pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on April 11, 2006, as amended to date (File No. 333-133200), (the “Registration Statement”), which included a Prospectus dated May 5, 2006, as supplemented by a Prospectus Supplement dated June 1, 2006, (together, the “Prospectus”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as to the validity of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters with out having independently verified such factual matters.

We are opining herein only as to General Corporation Law of the State of Delaware and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

Subject to the foregoing, it is our opinion that, as of the date hereof, when certificates representing the Company Shares in the form of the specimen certificate filed as an exhibit to the Registration Statement have been manually signed by an authorized officer of the transfer agent and registrar therefor, and have been delivered to and paid for by the underwriters in the circumstances contemplated by the form of underwriting agreement filed as an exhibit to the Registration Statement, the issuance and sale of the Company Shares will have been duly authorized by all necessary corporate action of the Company, and the Company Shares will be validly issued, fully paid and nonassessable. The Stockholder Shares are validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

of LATHAM & WATKINS LLP